UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A

Amendment No. 1
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2006

Xethanol Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50154	84-1169517
(Commission File Number)	(IRS Employer Identification No.)

1185 Avenue of the Americas New York, New York	10036
(Address of Principal Executive Offices)	(Zip Code)

(646) 723-4000
(Registrant’s Telephone Number, Including Area Code)

_______________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On November 9, 2006, the board of directors of Xethanol Corporation (“Xethanol”) elected David R. Ames as President and Chief Executive Officer of the company. As described in the Current Report on Form 8-K dated November 9, 2006, Xethanol agreed to pay Mr. Ames an annual salary of $1.00 for his services as President and Chief Executive Officer but had not determined the material terms of the non-cash compensation as of the date of the filing of the Current Report on Form 8-K.

On December 7, 2006, the board of directors of Xethanol granted to certain of its officers, directors, employees and consultants options (the “December 2006 Options”) under Xethanol’s 2005 Incentive Compensation Plan (the “Plan”) to purchase an aggregate of 2,425,000 shares of Xethanol’s common stock at an exercise price equal to $2.44 per share, the closing price per share of Xethanol’s common stock on the date of grant as reported by the American Stock Exchange. Among the December 2006 Options was an option to purchase 1,350,000 shares granted to Mr. Ames, 200,000 of which vested on the date of grant, and the remaining 1,150,000 were initially scheduled to vest on the first anniversary of the date of grant. On February 1, 2007, Xethanol’s compensation committee agreed to revise the vesting of the option for those 1,150,000 shares so that they vest in equal monthly installments on the seventh day of each month, with the final installment vesting on December 7, 2007. The option expires on the fifth anniversary of the date of grant.

The Plan provides that the total number of shares of common stock that may be subject to awards granted thereunder is 4,000,000 shares (plus the number of shares with respect to which awards previously granted there under are forfeited, expire, terminate without being exercised or are settled with property other than shares, and the number of shares that are surrendered in payment of any awards or any tax withholding requirements). On December 7, 2006, prior to the grant of the December 2006 Options, there were 1,677,930 shares of common stock remaining available for awards under the Plan. Therefore, the number of shares issuable upon exercise of the December 2006 Options exceeded the number then available under the Plan by 747,070 shares, which represents approximately 31% of the shares issuable upon exercise of the December 2006 Options. Accordingly, the compensation committee of the board of directors has determined that each of the December 2006 Options shall be subject, on a pro rata basis, to approval by Xethanol’s stockholders of an amendment to the Plan to increase the number of shares available for award thereunder. As a result of this determination, 418,000 shares issuable upon exercise of the option granted to Mr. Ames are subject to stockholder approval.

Xethanol currently contemplates that it will submit to its stockholders at the 2007 annual meeting of stockholders a proposal to amend the Plan to increase the number of shares available for award thereunder to cover the 747,070 shares issuable upon exercise of the December 2006 Options and an additional 865,000 shares issuable upon exercise of other outstanding options similarly granted subject to approval by Xethanol’s stockholders. If the stockholders do not approve that amendment, Mr. Ames’ December 2006 Options will be void to the extent (and only to the extent) that the number of shares issuable upon the exercise thereof exceeds his pro rata allocation of the 747,070 excess shares, and the compensation committee will consider alternative incentives for Mr. Ames.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Xethanol Corporation

Date: February 2, 2007	By:	/s/ David R. Ames
David R. Ames Chief Executive Officer and President